April 4, 2016 – 8:30am

Air Industries Group (the "Company" or "Air Industries") Announces:
Results for Calendar 2015 and Conference Call

Hauppauge, NY -- (Marketwired – April 4, 2016 – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (NYSE MKT: AIRI), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, reports financial results for the full year ended December 31, 2015.  Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine Engine Components.

Financial Results for the Year ended December 31, 2015 and 2014:

For the year ended December 31, 2015, consolidated net sales were $80,442,000, an increase of $16,111,000 or 25.0% compared to consolidated net sales of $64,331,000 for the prior year.

Consolidated gross profit was $17,281,000, or approximately 21.5% of sales for the year ended December 31, 2015 compared to $14,098,000 or approximately 22.0% of sales for the prior year.

Consolidated operating costs were $16,655,000 for calendar 2015, an increase of $4,302,000 or 34.8 % compared to $ 12,363,000 for the prior year.

For the year ended December 31, 2015 consolidated operating income was $626,000, a decrease of $(1,109,000) or (63.9%) from $1,735,000 for the prior year. Consolidated loss before tax was $(1,118,000), a decrease of $(1,417,000) from income of $299,000 in the prior year. Consolidated net loss was $(832,000) a decrease of $(1,499,000) compared with $667,000 for the prior year.

Diluted loss per common share were $(0.11) for the year ended December 31, 2015 a decrease of $(0.21) from income per common share of $0.10 for the prior year.

Mr. Daniel Godin, Chief Executive Officer of Air Industries Group, was pleased to announce a 25% growth in consolidated revenue for the year ended December 31, 2015 to $80.4 million compared to the prior year revenue of $64.3 million. He commented: “While we are very happy and encouraged by our growth in revenue, our consolidated loss was disappointing. Results at our newest and least mature segment – Turbine Engine Components – caused our losses. In contrast, our other, more mature segments showed improved results. Revenue and Pre-tax income for each of our segments is shown below:

	Revenue	Pre-tax Income (Loss)
Complex Machining	$42,356,000	$1,825,000
Aerostructures & Electronics	27,134,000	386,000
Turbine Engine Components	10,952,000	(3,329,000)

Pre-tax income at our Complex Machining segment more than doubled from $711,000 in 2014 to $1,825,000 in 2015. Our Aerostructures & Electronics segment increased pre-tax income by nearly one-million dollars from a loss of $(554,000) for 2014 to pre-tax income of $386,000 for 2015. Turbine Engine Components had a loss of $ 3,329,000.

The jet turbine business is in a period of transition from legacy products to new products. This has caused customers to shift production locations and to delay some orders, negatively impacting our two businesses units in this segment. We are responding by dramatically increasing our sales and marketing efforts. During 2015 this included hiring two salesmen, one at each location and focusing our new, greatly expanded corporate business development team on this segment. These efforts are showing good results.

We are also in the process of opening two new locations for the Turbine Engine Component segment - following our customers to their new locations. These new operations will be co-located within facilities operated by an independent third party; minimizing our expense and greatly accelerating the process of getting the businesses up and running.

Finally we have reached an agreement in principle on an acquisition to bolster the Turbine Engine Component segment. We will consolidate this new business into one or more of our existing facilities. If and when completed, this acquisition will significantly increase the revenue of this segment, by as much as 50%.

Absent any acquisitions, we expect total revenue for 2016 to be between $ 85 and $ 90 million and EBITDA to be between $ 9 and $ 10 million.

Air Industries continues to strengthen its position in the aircraft landing gear business, expanding the number of aircraft platforms for which our Complex Machining segment makes product. Our goal is to continue this growth and develop our company into an even more significant player. Our Aerostructures and Electronics business is also continuing to expand its product line and customer list. We are confident that our Turbine Engine Component business will also grow and its profitability will improve significantly.”

Air Industries will host a conference call to discuss financial results for Calendar Year 2015 on Monday, April 4, 2016 at 9:30 am EDT. Dial-In: 888-452-4023, Conference Code: 1436766.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine & Engine products.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, its belief that the slowdown caused by the Sequester is continuing, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group
631.881.4913
ir@airindustriesgroup.com